Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form F-4 of Enbridge Inc. of our report dated February 25, 2016, relating to the consolidated financial statements of DCP Midstream, LLC as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, appearing in the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

September 23, 2016